Anchor Pathway Fund
Shareholder Information

Supplemental Proxy Information: A Special Meeting of the Shareholders of "the Anchor Pathway Fund was held on February 23, 2001. Each of the " "Series voted in favor of adopting the following proposals, therefore, " the results are aggregated for the Fund unless otherwise specified.


1. To elect a slate of six members to the Board of Trustees to hold office until their successors are duly elected and qualified.

                             Votes in          Votes          Votes
                             Favor of          Against      Abstained

"Monica C. Lozano     94,558,171       0           1,469,219"
"Allan L. Sher             95,047,911       0             979,479"
"Jana W. Greer           95,047,911       0             979,479"
"Bruce G. Willison      95,057,513       0              969,877"
"Carl D. Covitz            95,057,513       0              969,877"
"Gilbert T. Ray            95,057,513       0              969,877"


2. To ratify the selection of independent accountants.

                        Votes in          Votes             Votes
                        Favor of          Against           Abstained

"                       94,558,171       681,794         787,425"